                                                                    EXHIBIT 99.1

              National Equipment Services Acquires North American
              ---------------------------------------------------
           Rental Operations Of Brambles Industries For $122 Million;
           ----------------------------------------------------------
             Acquisition Expected to Add $50 Million EBITDA in 2002
             ------------------------------------------------------

CHICAGO, Jan. 2 /PRNewswire/ -- National Equipment Services, Inc. (NYSE: NSV), a leading provider of specialty and general rental equipment to industrial and construction end users, today announced it acquired the operations of Brambles Equipment Services Inc. (BESI), the North American equipment rental operation of Brambles Industries, based in Australia.

Terms of the Acquisition

The sale transaction values BESI at $122 million. NES paid $94 million at closing and will pay an estimated $28 million of accounts receivable, as those receivables are collected on Brambles' behalf. The acquisition was financed through the company's $650 million credit facility.

About Brambles Equipment Services Inc.

Headquartered in Detroit, BESI includes 39 locations in 16 states and the province of Ontario. Its equipment rental portfolio -- consisting primarily of a wide range of lifting, access and other equipment for construction, maintenance and infrastructure projects -- has an average age of less than four years. In fiscal 2001 (ended June 30), these operations generated approximately $170 million in annual sales and $46 million in EBITDA.

Benefits of the Acquisition

"We are very excited about this acquisition," said NES Chief Executive Officer Kevin Rodgers. "It is attractive for us on a number of levels:

      -- We are gaining a significant number of very experienced and capable employees with diverse equipment rental backgrounds.

      -- It significantly increases our presence in the Midwest, giving us the critical mass necessary to enhance our profitably and returns - even based on current demand and rental rates.

      -- It gives NES a significant presence in the automotive sector, where
         BESI has achieved significant growth as a `Tier 1 Supplier' to the `Big Three' manufacturers.

      -- There is overlap in about 17 of our 35 Central Region markets. In addition to the benefits of increased market share in those areas, we have identified about $10 million in annual cost savings that can be realized by consolidating operations and improving efficiencies.

      -- We estimate the combined operation will generate annual revenue of about $800 million, which will make NES the fourth-largest company in its industry.

      -- The acquisition improves our credit by decreasing our leverage, due to purchasing the business at an attractive cash flow multiple."

Debt Reduction Goal Achieved

"Immediately prior to the acquisition, NES had $495 million outstanding on its line of credit," Rodgers explained. "As a result, we exceeded our primary financial goal for the year of reducing debt by $100 million -- actually reaching about $102 million. We were able to achieve this despite a very challenging operating environment."

Acquisition Should Help Return NES to Profit in 2002

"We believe BESI should add $160-170 million in annual revenues beginning next year," Rodgers said. "We also could see about a $50 million increase in annual EBITDA levels, and accretion of at least 20 cents in earnings per share. As a result, even at current pricing and levels of demand for equipment rental services, we believe NES will return to profitability in 2002."

About National Equipment Services

NES is a leader in the $20 billion equipment rental industry. The company focuses on renting specialty and general equipment to industrial and construction end users. It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers. NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. On a pro forma basis, after the BESI acquisition NES will have approximately 239 locations in 38 states and one Canadian province.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The matters discussed in this release include forward-looking statements that involve specific risks and uncertainties that could cause actual results to differ materially from what appears here. These include, but are not limited to, risks related to NES' ability to successfully integrate BESI operations, implement its plan for growth, manage its significant leverage, handle increased competition, and other risks detailed in the company's recent filings with the Securities and Exchange Commission. NES makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date of this news release that may affect these forward-looking statements.

                                       2